EXHIBIT 99.1

Contact:
Warren R. Wilkinson
Tel. (317) 484-6042

Republic Airways Completes Purchase of Embraer 170 Aircraft and Slot Assets from US Airways Group

Indianapolis, IN (September 22, 2005) - Republic Airways Holdings Inc. (NASDAQ: RJET) announced today the purchase of certain Embraer regional jet aircraft and slot assets from US Airways Group. The net purchase price for the transaction completed today was approximately $90 million. These purchases are part of a multi-part agreement with US Airways that was announced in March 2005.

A summary of the transaction, as well as future transactions under the US Airways agreement, follows:

Slots Transaction
Republic purchased 113 commuter slots at Ronald Reagan Washington National Airport and 24 commuter slots at New York LaGuardia Airport. The purchase price for all of the slots was $51.6 million. The slots will be leased back to US Airways and will continue to be operated by US Airways Express carriers.

Aircraft Transactions
Republic purchased 10 Embraer 170 aircraft owned by US Airways for a net purchase price of $38.2 million. Republic also assumes debt totaling $168.7 million. These 10 aircraft will initially be leased back to US Airways until they are transferred to Republic Airlines under a recently executed, 10-year Jet Services Agreement. In addition to these aircraft, Republic will assume the leases of 15 Embraer 170 aircraft, which will also be operated by its Republic Airline subsidiary. The transition of all 25 aircraft is expected to be complete by September 2006. Republic Airlines currently operates three Embraer 170 aircraft on behalf of US Airways.

Other Assets
Republic also plans to purchase other Embraer 170 assets from US Airways including a flight simulator and spare parts. The purchase of these assets is expected to be completed in the next few weeks.

The total purchase price for all assets under the US Airways agreement is approximately $100 million.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Republic Airlines and Shuttle America. The company offers scheduled passenger service on more than 840 flights daily to 85 cities in 34 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline currently employs more than 3,000 aviation professionals and operates 131 aircraft including 31 Embraer 170 aircraft.